Exhibit 11.2

Independent Auditor’s Consent

We consent to the incorporation by reference of our report dated April 26, 2024, with respect to the consolidated balance sheets of RealtyMogul Income REIT, LLC as of December 31, 2023 and 2022, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended, incorporated by reference in this Post-Qualification Amendment No. 5 to the Offering Circular on Form 1-A (File No. 024-11877) of RealtyMogul Income REIT, LLC. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Atlanta, Georgia

July 25, 2024

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